UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2011

VESTIN FUND III, LLC
 (Exact name of registrant as specified in its charter)

Nevada	333-105017	87-0693972
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 WEST SUNSET ROAD, SUITE 200
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On January 27, 2011, Vestin Fund III, LLC filed with the Securities and Exchange Commission a Current Report on Form 8-K (the “Original Form 8-K”) disclosing that Eric Bullinger had been appointed to the position of Chief Financial Officer of Vestin Group.  The Original Form 8-K is hereby amended solely to clarify the source of compensation to Strategix Solutions, LLC.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2011, the Board of Directors appointed Eric Bullinger, 40, as the Chief Financial Officer of Vestin Group, the parent company of our manager. In that capacity, he will function as the equivalent of our Chief Financial Officer.  Mr. Bullinger will also serve as the Chief Financial Officer of Vestin Realty Mortgage I, Inc. and the Chief Financial Officer of Vestin Realty Mortgage II, Inc. Vestin Realty Mortgage I, Inc., Vestin Realty Mortgage II, Inc., and Vestin Fund III., LLC are referred to collectively hereafter as the “Vestin Entities”.  Mr. Bullinger’s services are furnished to us pursuant to an accounting services agreement entered into by our manager and Strategix Solutions, LLC (“Strategix Solutions”). Strategix Solutions is managed by LL Bradford & Company (“LL Bradford”), a certified public accounting firm. Mr. Bullinger has worked for LL Bradford for approximately 11 years. Mr. Bullinger has overseen various audit engagements of public companies, as well as non-public companies. Mr. Bullinger will be compensated solely by Strategix Solutions.  Mr. Bullinger’s responsibilities at Strategix Solutions include matters unlreated to the Vestin Entities.  Strategix Solutions has an agreement with the Vestin Entities whereby Strategix Solutions receives certain compensation for the performance of accounting services.  Such accounting services include services in addition to the services to be provided by Mr. Bullinger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN FUND III, LLC

	By	Vestin Mortgage, Inc., its sole manager

Date: February 22, 2011	By	/s/ Eric Bullinger
Eric Bullinger
Chief Financial Officer